Exhibit 10.1

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“Agreement”), effective as of the date last signed below (the “Effective Date”), is by and between Femasys Inc., a Delaware corporation with offices located at 3950 Johns Creek Court, Suite 100, Suwanee, Georgia 30024 (“Client”) and BEspoke Medical Affairs Solutions, LLC, a Massachusetts limited liability company (“BEspoke”)  (BEspoke and the Client, collectively, the “Parties”).

Client and BEspoke desire to enter into an agreement establishing the terms associated with particular consulting services to be provided to Client by BEspoke.

In consideration of the terms and conditions contained herein, the Parties agree as follows:

1.    Services; Modifications.

(a)         The scope of work, project costs, and billing details associated with the services provided by BEspoke are set forth in one or more mutually agreed to and executed written statements of work (each a “Statement of Work”)(the services described in the applicable Statement of Work called the “Services” in this Agreement).  Each Statement of Work shall be incorporated herein and made a part of and subject to this Agreement.  In the event of a conflict of ambiguity between any term of this Agreement and a Statement of Work that is not expressly contemplated by this Agreement, the terms of this Agreement shall govern.

(b)        From time to time, Client and BEspoke may determine that modifications are necessary to the Services, including but not limited to changes to timelines and unexpected developments.  At BEspoke’s sole discretion for Client initiated modifications, such agreed upon modifications may result in a change in the Fees, Expenses and/or timelines for the Services.  All such agreed upon modifications shall be memorialized in an updated Statement of Work, dated and signed by both Parties and incorporated herein by reference.

2.    Responsibilities of the Parties.

(a)          BEspoke will use reasonable efforts to perform the Services in a professional and responsible manner.  Client understands and acknowledges that while BEspoke has experience and knowledge in the area of medical affairs consulting and solutions, no particular outcome can be guaranteed.  BEspoke may use employees, agents, contractors and joint venture partners if pre-approved by Client to perform the Services; provided, however, that BEspoke, unless otherwise agreed in writing with the Client, shall have primary responsibility for the performance of the Services hereunder.

(b)          Client acknowledges that timely performance of the Services is dependent upon Client’s timely cooperation and input in connection with the Services.  Client will provide BEspoke on a timely basis with all information, reviews and/or approvals requested by BEspoke.  All information provided to BEspoke by or on behalf of Client shall be deemed (a) true, accurate, and complete; and (b) original works or to the extent works of others are required, used with their permission.  Client shall be responsible for obtaining all permissions necessary with respect to information provided by Client deemed necessary by Client for BEspoke to perform the Services.  BEspoke may rely on the accuracy and completeness of all information provided by Client, and all approvals and/or waiver of approvals provided by Client.  Failure of Client to respond as required or provide BEspoke with timely information may result in extended timelines and/or additional fees.

3.    Fees; Invoicing.

(a)         Services.  As compensation for the Services, Client will pay BEspoke the fees set forth on each Statement of Work (the “Fees”), which Fees shall be paid by Client in accordance with the terms specified in the applicable Statement of Work.  All payments for Fees may be made by (i) check, (ii) wire transfer, or (iii) by credit card or electronic payment provided a three percent (3%) processing fee is added. Please contact BEspoke for account information for wires and electronic payments.

(b)         Expenses.  In addition to the Fees, Client will reimburse BEspoke at cost for all pre-approved expenses incurred by BEspoke in performing the Services as set forth in each Statement of Work (collectively, the “Expenses”).

(c)         Invoicing; Payment.  BEspoke shall invoice Client for the Fees and Expenses due to BEspoke in accordance with the schedule set forth in each Statement of Work.  Payment for each invoice is due to BEspoke at the address set forth in the invoice within thirty (30) days after date of invoice.  BEspoke may impose interest of 1.5% per month (or the maximum legal rate, if less) on overdue Fees and Expenses.  If any Client accounts are overdue, BEspoke may, at its sole discretion, suspend performance of the Services and/or terminate this Agreement.

(d)          Disputed Amounts.  Written notice of any disputed amount (which notice may be given via email) shall include a description of the dispute in reasonable detail and shall be provided to BEspoke within fifteen (15) days following date of invoice, or invoiced amounts shall be deemed undisputed. The Parties agree to work together in good faith to resolve such dispute once Client has provided notice to BEspoke.

4.    Term; Termination.

(a)          Term.  The term of this Agreement (“Term”) will commence on the Effective Date and will end upon thirty (30) days prior written notice by either Party.

(b)        Termination.  Either Party may terminate this Agreement or any Statement of Work immediately upon any of the following events: (i) material breach of this Agreement which is not cured within fifteen (15) days of written notice from the non-breaching Party; (ii) institution by or against a Party of bankruptcy, insolvency or receivership proceedings or an admission of a Party of its inability to pay its debts as they become due; or (iii) commencement by a Party of any steps toward liquidation, dissolution or winding up of its affairs.  In the case of subsections (ii) and (iii) above, such Party may terminate this Agreement and/or any Statement of Work immediately upon written notice to the other Party.

(c)          Payment Upon Termination.  Upon termination of this Agreement or cancellation of any Statement of Work, BEspoke will be entitled to compensation in full for any phase of the Services which has been completed prior to the date of termination.

5.   Confidential Information.  Each Party acknowledges that the Confidential Information (defined below) of the disclosing Party (the “Discloser”), which such Party has obtained or will obtain during the course of performance under this Agreement (the “Recipient”), is the property of Discloser.  Except in the performance of its obligations under this Agreement, Recipient shall not disclose to any person who is not party to this Agreement or use at any time, either during or after the Term, or at any other time, any Confidential Information of Discloser.  BEspoke agrees to hold the Confidential Information in strict confidence and disclose it only on a need-to-know basis to its employees, agents, contractors and joint venture partners who are under a written obligation to maintain the confidentiality of such information.  Upon termination of this Agreement or upon the request of Discloser, which request may be made at any time and from time to time, Recipient shall promptly provide to Discloser all memoranda, notes, plans, records, documentation and other materials (and all copies thereof) containing Confidential Information of Discloser which Recipient may possess or have under its control at the time of such request, no matter where such material is located or the form in which such material then exists; provided, that Client shall have no obligation to return the Confidential Information of BEspoke that is incorporated into the deliverable provided by BEspoke as part of the Services.  If requested by Discloser, Recipient shall also provide Discloser with written confirmation that all such materials have been delivered to Discloser, or if so requested by the Discloser, that such materials have been permanently destroyed.  Recipient shall take all appropriate steps to safeguard the Confidential Information of Discloser and to protect it against disclosure, misuse, espionage, loss and theft.

“Confidential Information” shall mean proprietary information which is not generally known to the public and which is used, developed or obtained by or relating to Discloser’s business.  All information and other data in any media whatsoever that relates to the Client’s past, current or future products, research, discovery, development, tests, test results, clinical trials, procedures, inventions, ideas, processes, databases, techniques, designs and other technical data, any other intellectual property, software, and software documentation, as well as all other information and other data which relates in any way to any of the Client’s past, existing, proposed, or budgeted manufacturing, marketing, management, information technology, finances, administration, sales, distribution, undertakings, contracts, or agreements shall be the Client’s Confidential Information such that BEspoke is the Receiving Party with respect to such information, regardless of whether such information is disclosed to BEspoke or obtained or generated by BEspoke in the course of providing Services.

“Confidential Information” shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by Recipient or its Representatives (defined below); (ii) was within the possession of Recipient prior to it being furnished by or on behalf of Discloser pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Discloser or any other party with respect to such information; or (iii) becomes available to Recipient on a non-confidential basis from a source other than Discloser or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Discloser or any other party with respect to such information.  The Receiving Party may disclose Confidential Information without violating its obligations under this Section 5 to the extent that such disclosure is required pursuant to court order, duly authorized subpoena, or applicable laws or regulations, provided that the Receiving Party shall promptly notify the Disclosing Party of such intended disclosure and cooperate in any good faith efforts by the Disclosing Party to obtain a protective order or otherwise limit or protect such disclosure to the extent possible.

For the purpose of this Agreement, the term “Representatives” shall mean the directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, bankers and financial advisors) of the respective Party.   The obligations of this Section 5 shall survive the termination or expiration of this Agreement for a period of seven (7) years.

6.    Ownership.  Client acknowledges that BEspoke is engaged in the business of providing medical affairs consulting services and solutions and it is precisely this knowledge and know-how that enables BEspoke to provide the Services to Client.  Notwithstanding anything contained in this Agreement to the contrary, Client agrees that it shall have no rights to the processes, tools, curriculum, templates, know-how, and the like, that BEspoke uses or produces in providing the Services (collectively, “Intellectual Property”).  Further, Client agrees that this Agreement does not in any way limit or restrict BEspoke’s ability to engage in its business, or otherwise use or apply its Intellectual Property.

All deliverables, works of authorship, materials, and/or data prepared by BEspoke for the Client in the course of performing the Services hereunder (collectively, the “Materials”) are the sole and exclusive property of the Client.  BEspoke hereby irrevocably assigns to the Client all of BEspoke’s rights, title, and/or interest in and to all Materials, including all intellectual property rights therein, to the Client.  BEspoke agrees to cooperate with the Client or its designee(s), both during and after the Term of this Agreement, in the procurement and maintenance of the Client’s rights in the Materials under this Agreement and to execute upon request any documents deemed reasonably necessary by the Client to perfect its ownership of the Materials and obtain intellectual property rights therein.

7.    Injunctive Relief.  Each Party acknowledges that monetary damages shall be an inadequate remedy in the event of either Party’s breach of its obligations under Sections 5 and 6 of this Agreement and that any such breach will cause irreparable injury and damage.  Accordingly, either Party may petition a court of law for temporary injunctive relief as to those issues set forth in such Sections, without waiving any additional rights or remedies available at law or equity.  In the event that either Party seeks injunctive relief, the prevailing Party in such proceedings shall be entitled to recover its reasonable costs and attorneys’ fees.

8.    Representations, Warranties and Covenants of the Parties.  Each of the Parties hereby represents, warrants and covenants to the other that (a) each will comply with all applicable governmental, federal, state and local laws, rules and regulations, including those concerning personnel;  (b) each has or will obtain and keep current all governmental and professional licenses and permits required to perform under this Agreement and operate their respective businesses; and (c) each has the right to enter into this Agreement without breaching or violating any obligations owed to any third party.  BEspoke shall perform the Services hereunder in accordance with all generally accepted professional standards and all reasonable efforts will be made to ensure the accuracy of all reports and materials prepared for the Client.  BEspoke hereby represents and warrants that by execution of this Agreement and performance of obligations hereunder, BEspoke will not breach or be in conflict with any other agreement to which it is party and is not currently engaged in providing Services for any company that offers competing products to those currently offered or proposed by Femasys.

9.   Limited Warranty.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, BESPOKE MAKES NO OTHER REPRESENTATIONS OR WARRANTIES INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.     Indemnification.  Each Party shall defend, indemnify and hold harmless the other party and its Representatives (collectively, the “Indemnitees”), from and against any and all damages, claims, losses, fees, penalties, deficiencies, liabilities, costs (including court costs, and attorneys’ fees) and expenses (collectively “Losses”) suffered, incurred or sustained by the Indemnitee, to the extent resulting from, arising out of or relating to: (i) the negligence or willful misconduct of said indemnifying party; (ii) any breach by the indemnifying party of a material provision of this Agreement, including any Statement of Work; (iii) property damage or personal injury (including death) incurred in connection with this Agreement; and (iv) any infringement or violation of any Intellectual Property.  The Indemnitee will provide written notice to the alleged indemnifying party of any potential Loss which the Indemnitee knows of or has reason to know of and provide the indemnifying party an opportunity to defend.  The indemnitee shall make available to the indemnitor all books and records relating to the claim and the parties agree to render to each other such assistance as may reasonably be requested in order to ensure a proper and adequate defense.  An indemnitee shall not make any settlement of any claims that might give rise to liability of an indemnitor hereunder without the prior written consent of the indemnitor.

11.  Limitation of Liability.  IN NO EVENT SHALL BESPOKE’S LIABILITY HEREUNDER EXCEED THE FEES PAID BY CLIENT FOR THAT PORTION OF THE SERVICES GIVING RISK TO A PARTICULAR CLAIM.  IN ADDITION, IN NO EVENT SHALL BESPOKE BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUE, EVEN IF BESPOKE WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12. Independent Contractor Status.  The Parties shall perform their respective obligations under this Agreement as an “independent contractors”.  Neither Party is an employee, agent or joint venturer of the other Party.  Neither Party is authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the other Party or to bind the other Party in any manner.  As an independent contractor, BEspoke acknowledges that it is BEspoke’s sole obligation to report as income all compensation received pursuant to this Agreement to federal, state and/or local taxing authorities.  Client shall not be obligated to pay withholding taxes, social security, unemployment taxes, disability insurance premiums, or similar items, in connection with any payments made to BEspoke pursuant to the terms of this Agreement.

13.  Publicity.  Each party agrees that it will not directly or indirectly, without the prior written consent of the other party issue a press release related to the other or use for the purposes of advertising, promotion, or publicity, or otherwise, the name of the other party or any of its divisions, subsidiaries or affiliates, or any trademarks, trade names, service marks, logos, symbols or any abbreviation thereof, of the other or of any of its divisions or subsidiaries.

14. Survival.  The terms and provisions of this Agreement which by their nature are continuing shall survive termination of this Agreement for a period of five (5) years, except that Confidential Information of either Party which meets legal requirements to be a trade secret, shall be kept confidential forever, or at least as long as such Confidential Information remains a trade secret.

15.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier,  (c) on receipt of a read-receipt if sent by email, or (d) on the earlier of confirmed receipt or the fourth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Client, to:	Femasys Inc.
3950 Johns Creek Court
Suite 100
Suwanee, GA 30024
Attention: Kathy Lee-Sepsick
Email: kleesepsick@femasys.com

If to BEspoke, to:
BEspoke Medical Affairs Solutions, LLC
4 Salisbury Street
Grafton, MA 01519
Attention: Brit Minichiello
Email: brit@bespokemedicalaffairs.com

16. Governing Law.  The laws of the Commonwealth of Massachusetts, USA govern interpretation and enforcement of this Agreement, regardless of conflict or choice of laws principles.  Venue and personal jurisdiction for any action will be in the federal or state courts located in the Commonwealth of Massachusetts.  Notwithstanding the foregoing, either party may seek injunctive relief in any court in any state where appropriate.

17. Severability.  In case any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and such invalid, illegal or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

18. Headings; Counterparts.  Headings are inserted for the convenience of the Parties only and will not be interpreted to modify any provision of this Agreement.  This Agreement may be executed in counterparts (including by email or facsimile), which, taken together, constitute one and the same original document.

19.  Force Majeure.  BEspoke shall not be in default of its obligations hereunder to the extent that its performance is delayed or prevented by causes beyond its reasonable control, including but not limited to acts of nature (environmental, medical and the like), acts of war or insurrection, failure of providers and/or equipment, strike and other labor disturbances, and delays by Client beyond its reasonable control (collectively, “Force Majeure” causes).  To the extent Force Majeure causes are in effect, BEspoke may delay performance of the Services for such time as it shall be delayed by such causes or either party may cancel the Services if the delay deems it reasonably prudent.

20.  Additional Provisions.  This Agreement and the Statements of Work incorporated herein by reference set forth the entire understanding and agreement of the Parties as to the subject matter hereof all of which are binding upon and will inure to the benefit of the Parties, their respective successors and permitted assigns.  To the extent there is any conflict between the terms of this Agreement and a Statement of Work, the terms of the Agreement shall control.  Neither party may assign this Agreement (including, without limitation, by operation of law), without the prior written consent of the other.  This Agreement may not be amended, nor will any change, waiver, modification, consent, assignment or discharge be effective, except by written instrument executed by the Party against which enforcement is sought.  Failure of any Party to insist upon strict compliance with any of the terms, conditions, covenants, and agreements of this Agreement in any particular instance shall not be deemed a waiver of such terms, conditions, covenants or agreement in any other instance.  Each party shall be responsible for all costs and expenses (including court costs, filing fees, and attorneys’ fees and expenses) incurred in enforcing this Agreement.

 [Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties, by its duly authorized representative, has executed this Agreement as of the Effective Date.

FEMASYS INC.

By:
Name:	Kathy Lee-Sepsick
Title:	President & CEO
Date:	12 August 2021

BESPOKE MEDICAL AFFAIRS SOLUTIONS, LLC

By:
Name:	Brit Minichiello
Title:	Co-founder & Partner
Date:	8/12/21

STATEMENT OF WORK
dated: 08/12/2021
to
Master Services Agreement
dated: 08/12/2021

Signature/Title of Client:

Signature/Title of BEspoke:
Brit Minichiello, Co-founder & Partner

This Statement of Work (“SOW”) by and between BEspoke Medical Affairs Solutions, LLC (“BEspoke”) and Femasys Inc. (“Client”) and pursuant to the terms of the Master Services Agreement effective August 12, 2021.

Description of Services:
BEspoke is providing Client with CMO and Medical Affairs services and clinical strategy and support.  These services will include the following;

Up to 120 hours per quarter of BEspoke’s comprehensive suite of services, for 4 quarters

•
CMO services, including publicized as “Chief Medical Officer” exclusive to Femasys, with one exception of “Chief Medical Officer” for one pre-commercial, pre-IPO company as previously disclosed.  BEspoke agrees to a formal press release, announcing Edward Evantash, MD as Femasys Chief Medical Officer, to be drafted by Femasys and approved by BEspoke before publication. BEspoke agrees upon contract renewal or change of status (i.e. product approval, IPO) of the previously disclosed company, “Chief Medical Officer” will be eliminated from BEspoke’s obligations and reduced to a lesser title of “Chief Medical Advisor,” “Medical Director,” or similar.  Client will retain exclusivity of “Chief Medical Officer” for the term of the SOW.

•	Regulatory & clinical strategy support

•	Investor calls and support

•	Media/ public relations

•	Medical affairs services including medical education and KOL development/ engagement

•	Publicized and exclusive Vice President of Medical Affairs, if desired

•	Flexibility to utilize hours and services on a quarterly basis for max business impact*

* By signing this agreement, Client is expressing their understanding that BEspoke has other clients and a varied workload. Client agrees to provide written and advance notice if they believe they will require >15 hours in a given week or >50 hours in a given month so that BEspoke can work to accommodate.

Hours Provided:
For the duration of this contract, BEspoke agrees to devote up to 120 hours/ quarter in the capacity as acting CMO and to support the Client’s clinical and medical affairs strategy.
BEspoke is exclusively responsible for management of hours of work performed during any one (1) quarter and Client shall not be responsible for hours of work performed that are in excess unless Client agrees in advance.  Additional hours needed will be billed at a reduced hourly rate of $350/ hour for CMO Services.

Timelines/Milestones:
This engagement will begin on September 1, 2021 and will conclude on August 31, 2022. Unless either party gives notice to the other at least thirty (30) days prior to the expiration of the SOW Term, the SOW Term of this Agreement shall be automatically renewed for successive twelve (12)-month periods.  Both parties agree to revisit this SOW thirty (30) days prior to the expiration of the SOW Term to discuss objectives, priorities, progress and next steps. Either party can terminate this agreement upon at least thirty (30) days written notice.

Amount of Fees/When Due (deposits):
The Client will pay a flat fee of $15,000 USD/ month for a total of (12) months. Monthly invoices will be billed to the Client on the first business day of each month, and payment must be received within 30 days of the invoice.

If either party ends the contract early, the Client will pay a pro-rated amount for the time worked.

Client Provided Materials/Resources:
Client to provide all scientific and business-related literature and assets needed to get BEspoke proficient on the product, technology, data, and strategy as well as ongoing access to the Client’s internal team/ associated materials.

Specific Exclusions:
This agreement specifically excludes the following:

Business Travel
•	Travel can be arranged with advance notice, but will be billed separately from this engagement
•	Business travel is billed at a daily rate of $3500/ half day rate of $1750
•	Travel expenses including flight, hotel accommodations etc. are considered pass-through costs and will be tracked and billed to the client on a monthly basis
Primary authorship
•
Documents and publications (such as protocols, CRFs, entire pre-sub communications) can be evaluated, reviewed, and edited in accordance with this engagement, but primary authorship would be outside of the scope of this agreement

Contact Persons:

Bespoke Medical Affairs Solutions, LLC

Brit Minichiello, Cofounder
brit@bespokemedicalaffairs.com

Edward Evantash, MD, Cofounder
edward@bespokemedicalaffairs.com

Femasys Inc.
Kathy Lee-Sepsick, President & CEO
kleesepsick@femasys.com